EXHIBIT 10(v)

                    DEFERRED COMPENSATION PLAN FOR DIRECTORS

                     (As Amended through December 19, 1997)


A.   INTRODUCTION

     The Plan will permit Directors, on an individual election basis, to defer all or part of the compensation received as a Director of the General Electric Company until such time as service on the Board terminates.

B.   PURPOSE

     To provide Corporate Directors with maximum opportunity and flexibility in the planning of their personal financial resources.

C.   MANNER OF DEFERRAL OF COMPENSATION

     o At, or prior to, the time of election to the Board, and prior to the right to receive any Board compensation for the elected term, a Director may elect to defer all or a specified portion of the annual retainer and the meeting fees to be paid for attendance at Board and assigned Committee meetings.

     o An election to defer will be irrevocable for the Director's elected term to the Board of Directors.

     o The compensation deferred will be credited to the Director's deferred compensation account as of the date it would otherwise have been payable (the "Deferral Date").

     o Deferral of compensation shall have no effect on any compensation-related benefits received by a Director.

D.   MANNER OF INVESTMENT

     For each term of election to the Board of Directors for which a Director elects to defer compensation, the Director must also irrevocably elect the manner in which such deferred compensation shall be accounted for, as described below, and all compensation deferred pursuant to such election shall be accounted for in such manner until fully paid out.


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     1.   AS UNITS BASED ON GE STOCK VALUE

           The Director's account will be credited with the hypothetical number of stock units ("Units"), calculated to the nearest thousandths of a Unit, determined by dividing the amount of compensation deferred on the Deferral Date by the average of the closing market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares for the 20 trading days immediately preceding and including such date. The Director's account will also be credited with the number of Units determined by multiplying the number of Units in the Director's account by any cash dividends declared by the Company on its common stock and dividing the product by the closing market price of the Company's common stock as reported on the Consolidated Tape of the New York Stock Exchange listed shares on the related dividend record date, and also by multiplying the number of Units in the Director's account by any stock dividends declared by the Company on its common stock.

       2.  AS CASH UNITS WITH INTEREST

           The Director's account (a) will be credited with the amount of compensation deferred on the Deferral Date, and (b) will be credited quarterly on the Company Dividend Record Date with interest equivalents based upon the consecutive prior calendar quarter's average quarterly yield for U.S. Treasury notes and bonds with maturities of from ten to thirty years, as published by an official agency to be determined by the Senior Vice President-Finance and utilized on a consistent year-to-year basis.

E.   RECAPITALIZATION

     If, as a result of a recapitalization of the Company (including stock splits), the Company's outstanding shares of common stock shall be changed into a greater or smaller number of shares, the number of Units credited to a Director's account shall be appropriately adjusted on the same basis.

F.   PAYMENT OF DEFERRED COMPENSATION

     Payment of a Director's deferred compensation account may only be made after the Director's service on the Board has terminated and, except as described below, will be made in ten (10) annual installments in cash, beginning on the 15th of July (or as soon thereafter as practical) following termination of Board service.


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     1.   TERMINATION OF SERVICE FOR REASONS OTHER THAN RETIREMENT OR
          DISABILITY. Notwithstanding any prior elections, if a Director's service on the Board terminates for reasons other than retirement or disability, or terminates as a result of the Director's death before the Director has attained the age and Board service needed to qualify for retirement, the Director's total deferred compensation account will be paid in a lump sum six months after the date of termination.

     2.   TERMINATION OF SERVICE FOR RETIREMENT OR DISABILITY.

          a.   DIRECTOR PAYOUT ELECTIONS.

               (i). INITIAL ELECTIONS. At the time of each election to defer Board compensation, a Director may elect to have: (a) the deferred compensation account covered by the election paid in less than ten (10) annual installments; and (b) the initial installment be paid on the 15th of July (or as soon thereafter as practical) which either immediately follows the Director's termination of Board service, or which immediately follows the Director's 73rd birthday.

               (ii). SURVIVOR PAYOUT ELECTIONS. In the event of a Director's death prior to receiving all entitled deferred payments, the value of the Director's account on the date of the Director's death shall be determined and paid to the beneficiary(s) designated by the Director (or, failing such designation, to the Director's estate) in accordance with the installment schedule previously selected by the Director, unless the Director has elected to have the remaining payments made in a single lump sum, in which case a lump sum payment will be made to the designated beneficiaries or the Director's estate as soon as practicable after the Director's death.

               (iii). REVISED ELECTIONS. At any time before the end of the calendar year prior to termination of Board service, a Director may revise and supersede any or all of his or her previous elections with respect to any or all of the payout alternatives set forth in this subsection a.

          b.   DETERMINATION OF AMOUNT OF INSTALLMENT PAYMENTS.

               (i). The amount of the first installment payment shall be a fraction of the Cash and/or Units in the Director's account on the date of the initial installment payment, the numerator of which is one and the denominator of which is the total number of installments elected. Each subsequent installment shall be calculated in the same manner as of each subsequent first of July



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               except that the denominator shall be reduced by the number of installments which have been previously paid.

               (ii). Deferred compensation accounted for as Units based on stock value will be paid, as described above, based on the product of the number of Units in the Director's account on the payment date by the average of the closing market price of the Company's common stock as reported on the Consolidated Tape of New York Stock Exchange listed shares for the 20 trading days immediately preceding such date.

G.   ASSIGNABILITY

     No right to receive payment of deferred compensation shall be transferable or assignable by a participant except by will or laws of descent and distribution.

H.   AMENDMENT OF THE PLAN

     o This Plan may be amended, suspended or terminated at any time by the Board of Directors of the General Electric Company,

     o However, no amendment, suspension or termination of the Plan may, without the consent of a participant, alter or impair any of the rights previously granted under the plan.

I.   EFFECTIVE DATE

     o The effective date for implementation of this Plan shall be the first of the month following its approval by the Board of Directors.

J.   DEFINITIONS

     o For purposes of the Plan, unless the context otherwise indicates, the following definitions shall be applicable:

               "Elected term" -- the period of time from election to the Board to the next Statutory Meeting of the Shareowners.

               "Retirement from the Board of Directors" -- a Director who terminates Board service at age 65 or older with at least five years of Board service.